EXHIBIT 99.1

Press Release	NASDQ: ABCW
FOR IMMEDIATE RELEASE
Date: June 26, 2009
ANCHOR BANCORP WISCONSIN, INC. ANNOUNCES
FOURTH QUARTER AND FISCAL YEAR RESULTS
BANK AND HOLDING COMPANY ALSO ANNOUNCE AGREEMENT WITH OFFICE OF THRIFT
SUPERVISION
Madison, Wis. – Anchor BanCorp Wisconsin, Inc. (ABCW) today announced a net loss of $43.3 million for the quarter ended March 31, 2009, and net loss of $228.3 million for the twelve-month period ended March 31, 2009, a loss of $10.83 per share. This compares with net income of $5.6 million for the same quarter in 2008 and $31.1 million for the twelve-month period ended March 31, 2008.
Specific Charges Drive Loss
Losses for the fiscal year were driven primarily by increases in the provision for loan losses, which were $205.7 million during the fiscal year and the decision in the third fiscal quarter to write off accumulated goodwill in its entirety, resulting in a $72.2 million non-cash charge against income. For the quarter ended March 31, 2009, loan loss provisions were $56.4 million, as compared with $10.4 million for the same period a year ago, and $93.0 million in our 2009 third fiscal quarter.
Mark D. Timmerman, Executive Vice President of Anchor BanCorp Wisconsin, Inc. and President and COO of AnchorBank, fsb, a wholly owned subsidiary of Anchor BanCorp Wisconsin, Inc. stated, “We continue to see the effects of the recession on our customers, particularly those in the residential real estate development space, hence our need to continue to add to our loan loss reserves. However, we do believe that at this point the worst of the situation is behind us.”
AnchorBank Benefits from Lower Interest Rate Environment
Benefitting from lower interest rates, the Bank’s cost of funds decreased to 2.94 percent for the fiscal year ending March 31, 2009, from 3.65 percent the previous year. Interest rate spread also improved during the year to 2.69 percent from 2.60 percent for the previous fiscal year.
Customer Base Continues to Grow
“Despite the challenges of today’s economic realities, we continue to grow – serving more customers and more of their financial needs than ever before,” added Timmerman. Total deposits grew to $3.9 billion, up 10.8 percent, during the 2009 fiscal year. AnchorBank, fsb now serves nearly 172,000 households and businesses across 62 Wisconsin communities.
Lower Residential Mortgage rates also spurred growth. During the December through May period (which overlaps between the end of fiscal year 2009 and the beginning of Fiscal year 2010), the declining interest rate environment helped AnchorBank generate approximately $1.2 billion in residential loan production, a significant portion of which came from new customers.
Cost Cutting Measures
“Given the current environment, management has been actively implementing cost cutting measures as part of our fiscal year 2010 planning,” said Timmerman.
So far the company has identified cost reductions of nearly $6 million, or approximately 6 percent, in the operating expense budget for the 2010 fiscal year. The actions taken or in process to achieve these savings include:
•	Closing our Atwood Avenue branch in Madison, Neenah Center branch in Neenah and Park Avenue branch in Oshkosh, all of which experience significant geographical overlap with other branches in the same communities.

•	Staff reductions through job elimination, retirement and normal attrition.

•	Strict review of any new or replacement positions.

•	Exiting non-strategic business lines, such as indirect auto lending.

•	Increasing our implementation of electronic document capture and storage.
In addition, the salaries of the Senior and Executive Management teams have been frozen since January 2008 and no bonuses, stock options or new stock awards were granted during the 2009 fiscal year. A freeze has also been placed on fees paid to the Board of Directors.
“I know the AnchorBank management team has been working very hard to streamline the organization and budget in line with the realities of today’s marketplace,” said Chris Bauer, newly named President and CEO of Anchor BanCorp Wisconsin, Inc. and CEO of AnchorBank. “This will be an ongoing process as we develop our operating plans and focus our strategy,” added Bauer.
Agreement with Office of Thrift Supervision
Separately, Anchor BanCorp Wisconsin, Inc. announced today that it had voluntarily entered into a Cease and Desist (C&D) agreement with the Office of Thrift Supervision (OTS). “The agreement is a formalization and regulatory acknowledgement of the challenges we have been addressing since last fall,” said Timmerman.
Among other things, the order stipulates that the Bank and Anchor BanCorp Wisconsin, Inc. must provide to the OTS a revised three-year business plan including detailed plans for increasing capital and improving asset quality. The agreement also places certain restrictions on the Bank and Anchor BanCorp Wisconsin, Inc. with respect to payment of dividends, use of debt financing and certain commercial lending activities. Quarterly reports to the OTS are also provided for under the agreement. Details of the agreements are contained in the 10K filing with the Securities and Exchange Commission.
“We have been working closely with the OTS in developing our plans across all of the issues outlined in the C&D, and their input and support have been invaluable,” said Timmerman. “In addition, the agreement announced earlier this month extending our line of credit agreement with U.S. Bank and its partners through May 31, 2010 will certainly help us to execute our plans to raise additional capital. At the heart of the matter, it’s really all about managing our capital. The liquidity and cash position of the bank has never been stronger,” added Timmerman. Federal Deposit Insurance Corporation (FDIC) insurance for customers of the Bank is not affected in any manner by the C&D agreement.

“AnchorBank has been helping Wisconsin families and businesses with their financial needs for the last 90 years. We are confident that the steps we are taking, in cooperation with the OTS, our lenders and our other advisors, will help ensure that we continue to do so for many years to come,” added Bauer.
About Anchor BanCorp Wisconsin, Inc.
Anchor BanCorp’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly owned subsidiary, has more than 70 full-service offices and two loan origination-only offices. All are located in Wisconsin.
For More Information
For more information, contact Dale Ringgenberg, CFO, at (608) 252-1810,
Mark D. Timmerman, President and COO of AnchorBank at (608) 252-8784, or
David Omachinski, Chairman of Anchor BanCorp Wisconsin, at (608) 252-8788.
This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Anchor BanCorp. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with the Securities and Exchange Commission for financial and business information regarding Anchor BanCorp, including information which could affect Anchor BanCorp’s forward-looking statements.